EXHIBIT 99.1

Air Methods Reports 3Q2014 Results and 4Q2014 Update

DENVER, Nov. 6, 2014 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) reported results for the quarter ended September 30, 2014. Revenue increased 10% to $277.8 million from $252.4 million in the year-ago quarter. For the nine-month period, revenue increased 15% to $759.4 million, up from $657.8 million in the prior-year nine-month period. For the quarter, net income decreased 5% to $33.7 million, or $0.90 per diluted share, as compared with 2013 third quarter net income of $35.6 million, or $0.91 per diluted share. Net income for the nine-month period increased 50% to $73.4 million, or $1.91 per diluted share, compared to $49.1 million, or $1.25 per diluted share, for the prior-year period. Financial results for the three and nine months ended September 30, 2014 include operations associated with the Company's acquisition of Helicopter Consultants of Maui, LLC (doing business as Blue Hawaiian Helicopters) and certain of its affiliates (collectively, Blue Hawaiian), on December 13, 2013. Revenue generated from Blue Hawaiian during the quarter and nine months ended September 30, 2014 was $15.0 million and $42.5 million, respectively.

Basic and diluted earnings per share for the quarter and nine months ended September 30, 2014 were increased by $0.05 for an adjustment to the value of an equity put option related to one of our redeemable non-controlling interests in one of our consolidated subsidiaries. While net income on the consolidated statement of comprehensive income was not increased for the valuation adjustment, earnings per share are required to be calculated after increasing net income for the change in valuation.

Third Quarter Highlights

Community-based patient transports were 15,796 during the current-year quarter, compared with 14,777 in the prior-year quarter, a 7% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 3%, or 370 transports, while weather cancellations for these same bases increased by 60 transports compared with the prior-year quarter. Community-based service requests increased by 1% for bases open greater than one year. Net revenue per patient transport remained relatively unchanged at $11,972, compared with $11,988 in the prior-year quarter. Days' sales outstanding for community-based patient transports (DSOs) increased from 100 days as of September 30, 2013 to 116 days as of September 30, 2014, based on 180-day annualized net revenue. DSOs decreased seven days compared with the end of the second quarter 2014.

Maintenance expense, excluding tourism operations, increased $0.4 million, or 2%, compared with the prior-year quarter, while flight volume for both community-based and hospital-based operations decreased by 3%. Excluding tourism operations, fuel expense increased by $0.4 million, or 6%, as compared with the prior-year quarter. Fuel expense per community-based and non-revenue flight hour decreased 2% over the prior-year quarter.

For the third quarter, Air Medical Services revenue increased by 3% to $237.6 million compared with $230.8 million in the prior-year quarter, while its segment net income remained relatively unchanged at $63.5 million compared to $63.6 million for the third quarter of 2013. Tourism revenues increased 112% to $33.9 million, compared to $16.0 million in the prior-year quarter, reflecting benefit of the Blue Hawaiian acquisition. Tourism segment net income decreased 13% to $3.3 million, compared with $3.8 million in the prior-year quarter. This decrease was primarily attributed to higher maintenance expense of $1.8 million over the prior-year third quarter associated with the Sundance Helicopters fleet. United Rotorcraft Division's external revenue increased 10% to $6.2 million compared with $5.6 million in the prior-year quarter, while its external segment net income remained relatively unchanged at breakeven.

The Company also provided an update on preliminary October 2014 flight volume. Total community-based transports increased 9% to 5,201 during October 2014, compared with 4,787 in October 2013. October 2014 Same-Base Transports decreased by 34 transports and weather cancellations decreased by 108 transports compared with October 2013.

Aaron Todd, CEO, stated, "While overall flight volume growth is reflecting benefit from base expansions and hospital conversion activity, weakness in net reimbursement per patient transport was more severe than anticipated.   Reduction of privately insured patients as a percentage of total transports compared with the prior-year quarter, combined with shifts from higher-paying insurers to lower-paying insurers, resulted in lower than anticipated earnings results for the quarter.   An October 1st price increase, combined with strong flight volumes in October, should help offset these factors should they continue into the fourth quarter of 2014."

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern.  Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com.  A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 24332617, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, a financial supplement that contains operating statistics normally provided during previous earnings calls has been posted on its website, www.airmethods.com.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements made with regard to the anticipated impact on the Company's earnings results of (i) the October 1st price increase, (ii) a reduction of privately-insured patients as a percentage of total transports, and (iii) shifts from higher-paying insurers to lower-paying insurers, and the Company's preliminary October 2014 operational results, including those related to (i) total community-based patient transports, (ii) same base transports, and (iii) weather cancellations, are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services; the collection rates for patient transports; changes in payer mix; the final results of October 2014 flight volume and weather cancellations; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2014	December 31, 2013

ASSETS

Current assets:
Cash and cash equivalents	$ 16,832	9,862
Trade receivables, net	296,301	237,856
Other current assets	81,702	92,832

Total current assets	394,835	340,550

Net property and equipment	696,291	664,842
Other assets, net	244,519	247,149

Total assets	$ 1,335,645	1,252,541

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 2,729	2,616
Current portion of indebtedness	70,357	68,531
Accounts payable, accrued expenses and other	101,472	91,171

Total current liabilities	174,558	162,318

Long-term indebtedness	590,926	608,287
Other non-current liabilities	114,538	105,864

Total liabilities	880,022	876,469

Redeemable non-controlling interests	6,747	8,113

Total stockholders' equity	448,876	367,959

Total liabilities and stockholders' equity	$ 1,335,645	1,252,541

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue:
Patient transport revenue, net	$ 190,370	177,793	505,672	434,568
Air medical services contract revenue	44,278	49,750	134,829	158,743
Tourism revenue	33,941	16,002	89,709	42,385
Product operations	6,237	5,616	21,461	15,026
Other	2,992	3,224	7,754	7,097
Total revenue	277,818	252,385	759,425	657,819

Expenses:
Operating expenses	161,373	141,801	457,713	421,362
General and administrative	35,913	28,292	103,702	82,582
Depreciation and amortization	20,121	19,781	60,910	59,790
	217,407	189,874	622,325	563,734

Operating income	60,411	62,511	137,100	94,085

Interest expense	(5,341)	(5,190)	(16,439)	(15,169)
Other, net	322	349	588	964

Income before income taxes	55,392	57,670	121,249	79,880

Income tax expense	(21,552)	(22,065)	(47,433)	(30,815)

Net income	33,840	35,605	73,816	49,065

Income attributable to redeemable non-controlling interests	123	--	420	--

Net income attributable to Air Methods Corporation and subsidiaries	$ 33,717	35,605	73,396	49,065

Income per common share:
Basic	$ 0.91	0.91	1.92	1.26
Diluted	$ 0.90	0.91	1.91	1.25

Weighted average common shares outstanding - basic	39,168,873	38,933,915	39,146,609	38,882,943
Weighted average common shares outstanding - diluted	39,343,405	39,194,532	39,329,121	39,228,113

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2014	2013

Cash flows from operating activities:
Net income	$ 73,816	49,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,910	59,790
Deferred income tax expense	17,926	13,780
Stock-based compensation	2,866	2,789
Tax benefit from exercise of stock options	(1,779)	(2,173)
Loss on disposition of assets	1,290	326
Unrealized loss on derivative instrument	70	143
Loss from equity method investee	738	--
Changes in assets and liabilities, net of effects of acquisitions	(39,304)	(9,905)

Net cash provided by operating activities	116,533	113,815

Cash flows from investing activities:
Acquisition of subsidiaries	(3,182)	(1,435)
Acquisition of property and equipment	(87,965)	(41,279)
Buy-out of previously leased aircraft	(17,296)	(51,403)
Proceeds from disposition of equipment	12,637	17,266
Increase in other assets	(660)	(5,206)

Net cash used in investing activities	(96,466)	(82,057)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	1,190	1,397
Tax benefit from exercise of stock options	1,779	2,173
Net borrowings (payments) under line of credit	(12,000)	(47,000)
Payments for financing costs	(81)	(221)
Proceeds from long-term debt	54,503	120,480
Payment of long-term debt, notes payable, and capital lease obligations	(58,586)	(93,246)
Proceeds from non-controlling interests	98	--

Net cash used in financing activities	(13,097)	(16,417)

Increase (decrease) in cash and cash equivalents	6,970	15,341

Cash and cash equivalents at beginning of period	9,862	3,818

Cash and cash equivalents at end of period	$ 16,832	19,159
CONTACT: Trent J. Carman, Chief Financial Officer
         (303) 792-7591